Exhibit 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 10, 2005 on our review of interim financial information of Protective Life Corporation and its subsidiaries (the "Company") for the three month periods ended March 31, 2005 and 2004, and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2005, is incorporated by reference in the Company's registration statements on Form S-8 (File Nos. 333-121791, 333-32420, 33-51887 and 33-61847) and Form S-3 (File Nos. 333-86477, 333-39103 and 33-59769).

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Birmingham, Alabama
May 10, 2005